UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
Name:	American Beacon Institutional Funds Trust
Address of Principal
Business Office:	American Beacon Institutional Funds Trust
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

Telephone Number:	(817) 391-6100

Name and Address of Agent
for Service of Process:	Gene L. Needles, Jr.
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:  X        Yes         No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Irving and the State of Texas on the 17 day of March 2017.

AMERICAN BEACON INSTITUTIONAL  FUNDS TRUST
By:  /s/ Gene L. Needles, Jr.
Name: Gene L. Needles, Jr.
Title:   President

Attest: /s/ Rosemary K. Behan
  Name: Rosemary K. Behan
  Title:   Secretary